For Information Contact: Investors: F. Barry Bilson 410-454-2963 Media: Mary Athridge 410-454-4421

LEGG MASON'S BOARD APPOINTS MARK FETTING
PRESIDENT AND CHIEF EXECUTIVE OFFICER

Baltimore, MD -- January 28, 2008 -- The Board of Directors of Legg Mason, Inc. (NYSE: LM) today announced that it has appointed Mark R. Fetting President and Chief Executive Officer and member of the Board of Directors, effective immediately. Raymond A. ("Chip") Mason, Legg Mason's co-founder and long-time Chairman, President and Chief Executive Officer, will serve as non-executive Chairman.

Mr. Fetting, who joined Legg Mason in 2000, was most recently responsible for the firm's worldwide mutual fund and managed account businesses as Senior Executive Vice President. A 29-year veteran of the investment management industry, Mr. Fetting has served in key strategic and operating roles and was instrumental since he joined the firm in the successful acquisitions that transformed Legg Mason from a regional securities firm into one of the largest asset managers in the world, with approximately $1 trillion under management.

Harold L. Adams, an independent director who chaired the board's Search Committee, said, "Following a very comprehensive due diligence process, the Board is unanimous in its conviction that Mark's extensive industry experience, superb leadership skills, keen intellect, and business acumen make him the ideal steward to lead Legg Mason into the future. Of the many qualified candidates we met, Mark is uniquely qualified to further capture the power of the Legg Mason multi-manager business model and to drive the growth of the company on a global scale. Mark combines the best qualities of an insider with the best qualities of an outsider. He knows how the firm works and has been a major part of its success, and also has performed in other leading firms that have faced different challenges, bringing an objective market and customer perspective to the task at hand. As we congratulate Mark, the Board also wishes to greatly acknowledge the extraordinary leadership of Chip Mason, whose integrity and vision has so influenced Legg Mason's success over the past 38 years. We look forward to his continued counsel as a member of the Board."

Mr. Fetting said, "It is a deep personal honor to succeed Chip. We first worked together almost two decades ago and I am particularly grateful for the most recent eight years.

Chip Mason is justly revered throughout our firm and our industry for his unrivaled professional accomplishments and his impeccable personal character. He has built a strong and well-capitalized company that is solidly positioned for the next phase of its growth, in a dynamic industry that is rapidly transforming. As strong as we are, and as exciting as our prospects for growth are, we are also mindful of cyclical stress that our industry is facing and the fact that our global scale must be fully leveraged. I am confident we can meet these challenges and I look forward to working closely with our senior leadership team, Board of Directors, and each of our affiliated companies to realize our collective goals and to generate outstanding long-term value for our clients and shareholders."

Chip Mason said, "Mark's appointment is great news for Legg Mason shareholders, clients, affiliated companies, and employees. Mark possesses the best characteristics of the new generation of leadership in our industry and brings to his new responsibilities at the firm tremendous passion and drive which I believe will suit him well as he leads our company to its next level of growth."

Before joining Legg Mason, Mr. Fetting, age 53, served as President of Retirement Services for Prudential Financial Group, and played a key role in the expansion of the firm's money management business throughout the 1990s. Prior to his career at Prudential, Mr. Fetting specialized in business management and strategy for investment management firms. At Greenwich Associates, he was a partner on the institutional investment management team, covering pension consultants and asset managers in the U.S. and UK. He previously was Vice President at T. Rowe Price where he played a leading role in the formative years of that firm's retail business. He began his career in credit analysis and commercial lending at Citibank, NA. Mr. Fetting earned a B.S. in Economics at the Wharton School of the University of Pennsylvania and an M.B.A. with distinction from the Harvard Business School.

Mr. Fetting will be joining Mr. Mason on the Third Quarter Fiscal 2008 earnings call Wednesday, January 30, 2008 at 8:30 am EST.

About Legg Mason

Legg Mason, Inc. is a global asset management firm, providing active asset management in many major investment centers throughout the world. Legg Mason's principal subsidiaries are Western Asset Management, Batterymarch Financial Management, Brandywine Global Investment Management, ClearBridge Advisors, Legg Mason Capital Management, The Permal Group, Private Capital Management and Royce & Associates. Legg Mason is headquartered in Baltimore, Maryland and its common stock is listed on the New York Stock Exchange (symbol: LM).

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